UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

COHERUS ONCOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

SUPPLEMENT TO THE PROXY STATEMENT FOR THE

ANNUAL MEETING OF STOCKHOLDERS OF

COHERUS ONCOLOGY, INC.

HELD ON MAY 27, 2026

This supplement, dated May 27, 2026, amends and supplements the Proxy Statement of Coherus Oncology, Inc. (“we” or “Coherus”), dated April 20, 2026, as amended and supplemented to date (as amended and supplemented, the “Proxy Statement”), relating to the 2026 Annual Meeting of Stockholders (the “Annual Meeting”), with the following information.

Adjournment of Annual Meeting

On May 27, 2026, the Annual Meeting was convened with a quorum present. After completing the voting on Proposal Nos. 1, 2, 3, and 5, each as described in the Proxy Statement, we announced the adjournment of our Annual Meeting to ensure all votes have been counted regarding “Proposal No. 4 — Approval of the Reduction in the Exercise Price of Certain Outstanding Stock Options”, as described in the Proxy Statement. As noted in the Proxy Statement and pursuant to applicable law, Proposal No. 4 must be approved by the holders of the majority of the shares cast (excluding abstentions and broker non-votes). As announced at the Annual Meeting, the Annual Meeting was adjourned to reconvene on Friday, May 29, 2026 at 3:00 p.m., Pacific Time.

Impact of the Adjournment on the Repricing

In the event the stockholders approve Proposal No. 4 on May 29, 2026, the Eligible Options held (as defined in the Proxy Statement) by our Service Providers (as defined in the Proxy Statement) will automatically be repriced to the closing trading price per share of our common stock on May 29, 2026. In addition, the term of all Eligible Options will be extended for 10 years from May 29, 2026. However, except as otherwise determined by our board of directors or compensation committee, if any holder of an Eligible Option terminates service with the Company, or if a holder exercises his or her Eligible Option, in each case, prior to May 29, 2027, the exercise price of the holder’s Eligible Options will automatically increase to the original exercise price.

Important Information

Coherus has filed a definitive Proxy Statement with the Securities and Exchange Commission and has furnished to its stockholders a Proxy Statement in connection with the solicitation of proxies for the Annual Meeting. Coherus advises its stockholders to read the Proxy Statement relating to the Annual Meeting, as amended and supplemented, including as amended and supplemented by this supplement, because it contains important information.

Except as described in this supplement, none of the items or information presented in the Proxy Statement is affected by this supplement. This supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting. The Proxy Statement contains other important additional information. We encourage you to carefully read this supplement together with the Proxy Statement.

If you have not already done so, please vote with respect to Proposal No. 4 by telephone, via the Internet, or by signing, dating and returning the proxy card or voting instruction card previously mailed to you. If you have already returned your proxy or voting instruction card or voted by telephone or via Internet with respect to Proposal No. 4, you do not need to take any action unless you wish to change your vote. No further votes will be solicited for the proposals approved at the Annual Meeting.